CONSULTING AGREEMENT

         THIS CONSULTING AGREEMENT (the "Agreement") is made as of the 26th day of January, 2000, by and between Imaging Diagnostic Systems, Inc., located at 6531 NW 18th Court, Plantation, Florida 33133 (hereinafter referred to as "Company"), and Anthony Giambrone, located at 24 Pheasant Run Lane, Dix Hills, New York 11746-8142 (hereinafter referred to as "Consultant").

                                    RECITALS:

         Whereas, the Company is in the business of developing, manufacturing, marketing, and selling laser based medical imaging diagnostic equipment;

         Whereas, the Consultant has certain expertise, experience and capabilities in consulting developmental stage companies; and,

         Whereas, the Company desires to retain the Consultant, and Consultant desires to be retained by the Company, upon the following terms and conditions.

         NOW THEREFORE, in consideration of the promises herein contained and the following provisions, the parties agree to be legally bound as follows:

         1. Status of Consultant. Company hereby employs Consultant and Consultant hereby accepts such employment by Company, upon the terms and conditions set forth herein. This Agreement calls for the performance of the services of the Consultant on a non-exclusive basis as an independent contractor and Consultant will not be considered an employee of the Company for any purpose whatsoever. Nothing in this Agreement shall be construed to prevent the Consultant from performing services for himself or any other person or entity. The Company is not responsible for withholding, and shall not withhold, FICA or taxes of any kind from any payments which it owes the Consultant. The Consultant shall not be entitled to receive any benefits which employees of the Company are entitled to receive and shall not be entitled to workers' compensation, unemployment compensation, medical insurance, life insurance, paid vacations, paid holidays, pension, profit sharing, or Social Security on account of their work for the Company.


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     2. Appointment of Consultant. Company hereby engages Consultant and
 Consultant hereby agrees to provide on a timely basis the following enumerated services plus any additional services mutually agreed upon.

     (a) The implementation of short range and long term strategic planning to fully develop and enhance the Company's assets, resources, products and services;

     (b) The implementation of a marketing program to assist the Company in broadening the markets for its business and services and promote the image of the Company and its business and services;

     (c) Assist the Company in the monitoring of services provided by the Company's advertising firm, public relations firm and other professionals to be employed by the Company;

     (d) Advise the Company relative to the continued development of a stockholder relations program and to stimulate interest in the Company by institutional investors and other members of the financial community;

     (e) Advise the Company relative to the recruitment and employment of key executives consistent with the expansion of operations of the Company;

     (f) Advise and recommend to the Company additional services relating to the present business and services provided by the Company as well as new products and services that may be provided by the Company;

     4. Term. Subject to the provisions of Section 8 below, the term of this Consulting Agreement shall commence on the date hereof and shall continue until Consultant shall have rendered the services described in Section 2 above, but in no event beyond six (6) months from the date hereof.

     5. Compensation. As compensation for its services hereunder, the Company agrees to issue to the Consultant warrants to purchase 500,000 shares of free trading common stock of the Company, no par value (the "Shares") at $.93 per share. The warrants shall be issued at the inception of the agreement. The

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Company shall include the common shares underlying the warrants in its next S-2 or S-3 Registration Statement.

     6. Expenses. Consultant shall not be entitled to reimbursement by the Company for out-of-pocket expenses unless authorized in writing prior to incurring the expense. Authorized expenses shall be reimbursed by the Company within seven (7) days.

     7. Confidentiality. Consultant will not disclose to any other person, firm or corporation, nor use for its own benefit, during or after the term of this Consulting Agreement, any trade secrets or other information designated as confidential by the Company which is acquired by the Consultant in the course of its performing services hereunder. (A trade secret is information not generally known to the trade which gives the Company an advantage over its competitors. Trade secrets can include, by way of example, products or services under development, production methods and processes, sources of supply, customer lists, marketing plans and information concerning the filing of patent applications). The obligation of the Consultant hereunder shall not apply to any confidential information which: (a) is in the public domain at the time it was disclosed; (b) enters the public domain other than by breach of this Agreement by the Consultant; (c) is already known by the Consultant at the time of disclosure to the Consultant by the Company; (d) is developed independently by the Consultant and such fact can be objectively determined; or (e) is required to be disclosed by law.

     8. Indemnification. The Company agrees to indemnify and hold the Consultant harmless from and against all losses, claims, damages, liabilities, costs or expenses (including reasonable attorneys' fees (collectively the "Liabilities") joint and several, arising out of the performance of this Consulting Agreement except where the Consultant engaged in gross recklessness and willful misconduct in the performance of its services hereunder which gave rise to the losses, claim, damage, liability, cost or expense sought to be recovered hereunder. The provisions of this paragraph 8 shall survive the termination and expiration of this Consulting Agreement.

     9. Miscellaneous.

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     a) Entire Agreement. This Consulting Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and supersedes and cancels any prior communications, understandings and agreements between the parties.

     b) Modification. This Consulting Agreement cannot be modified or changed, nor can any of its provisions be waived, except by written agreement signed by all parties.

     c) Governing Law. This Consulting Agreement shall be governed, construed and enforced in all respects in accordance with the laws of the State of Florida.

     d) Litigation. In the event of any cause of action, arbitration or litigation arising hereunder, all costs and reasonable attorney's fees of the prevailing party, including, without limitation, attorney's fees and costs at all administrative and appellate levels and in all bankruptcy proceedings, shall be paid by the non-prevailing party.

     e) Counterparts. This Agreement may be executed in any number of counterparts, all of which shall be deemed to be an original, but all of which shall be deemed to constitute but one instrument.

     IN WITNESS WHEREOF, the parties hereto have set their hands the day and year first above written.


Imaging Diagnostic Systems, Inc.

By: /s/ Linda B. Grable

         Linda B. Grable, as
         President

By: /s/ Anthony Giambrone

         Anthony Giambrone

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